American Capital, Ltd. Two Bethesda Metro Center, 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 fax Info@AmericanCapital.com September 11, 2015 RE: AMERICAN CAPITAL SHARE REPURCHASE PROGRAM Dear American Capital Stockholders: We are writing this letter to provide the notice required by law that we may be repurchasing shares under our Share Repurchase Program over the next six months. We previously provided notice in the proxy statement for our 2015 Annual Meeting of Stockholders dated as of March 11, 2015. We established our Share Repurchase Program in 2011. In August 2015, we announced that our Board of Directors had modified the Program and that we will now purchase between $300 million and $600 million of common stock at prices per share below 85% of our most recent quarterly net asset value (“NAV”) per share, subject to certain conditions. The purchases will be made prior to the previously announced planned spin-off of American Capital Income, Ltd. to our stockholders. When American Capital purchases its stock at a discount to NAV, it increases the per share book value of the remaining shares. Since implementing the Program, we have purchased 108.1 million of our shares for a total cost of $1.3 billion, at an average price per share of $11.90 through June 30, 2015. This represents 31% of our shares outstanding at the start of the program. During the second quarter of 2015, American Capital made open market purchases of 6.5 million shares, for an aggregate price of $93 million, of American Capital common stock at an average price of $14.32 per share. Shares may be purchased in the open market, including block purchases, through privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. American Capital does not intend to repurchase any shares from directors, officers or other affiliates of American Capital. THIS LETTER IS PROVIDED FOR NOTICE ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SHARES OF AMERICAN CAPITAL COMMON STOCK.

The Share Repurchase Program may be further suspended, terminated or modified at any time for any reason. The Program does not obligate us to acquire any specific number of shares, and all repurchases will be made in accordance with SEC Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of stock repurchases. We appreciate your support and investment in American Capital and want you to know that we are working hard on your behalf to increase shareholder value. Sincerely, Malon Wilkus Chairman and Chief Executive Officer ABOUT AMERICAN CAPITAL American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate, energy & infrastructure and structured products. American Capital manages $23 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $81 billion of total assets under management (including levered assets). Through a wholly owned affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC), American Capital Mortgage Investment Corp. (Nasdaq: MTGE) and American Capital Senior Floating, Ltd. (Nasdaq: ACSF) with approximately $11 billion of total net book value. From its eight offices in the U.S., Europe and Asia, American Capital and its wholly owned affiliate, European Capital, will consider investment opportunities from $10 million to $600 million. For further information, please refer to www.AmericanCapital.com. All statements contained in this letter, other than statements of historical fact, are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including those regarding American Capital’s intention to repurchase shares of its common stock from time to time under the share repurchase and dividend program. These statements speak only as of the date of this letter and are based on American Capital’s current plans and expectations. There are a number of risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Such important risk factors are discussed in American Capital’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and any subsequent periodic or current reports filed by American Capital with the SEC. American Capital does not undertake any obligation to update its forward-looking statements to reflect future events or circumstances.